Exhibit 99.1

OncoCyte Corporation Reports Full Year 2015 Financial Results

Alameda, CA – (March 30, 2016) – OncoCyte Corporation (NYSE MKT: OCX), a developer of novel, non-invasive blood based tests for the early detection of cancer, reported its financial results for the year ended December 31, 2015.

“We made significant progress in 2015 on the road to commercialization of our potential molecular diagnostics products.  We presented the initial data for our diagnostics for lung and bladder cancer, raised $11.65 million in capital, solidified our leadership team and board, and successfully listed on the NYSE MKT,” said William Annett, Chief Executive Officer.

“For the remainder of 2016 we are focused on achieving a number of key milestones.  These milestones include the completion of the validation study for our lung cancer diagnostic, and establishment and regulatory certification of a diagnostic testing laboratory, with the goal of launching a confirmatory diagnostic test for lung cancer during the first half of 2017. Concurrent with these activities is the assay development work on our breast cancer diagnostic and advancing our bladder cancer diagnostic, which reflects OncoCyte’s deep product pipeline,” concluded Mr. Annett.

Recent Accomplishments

•	OncoCyte and the Wistar Institute entered into a definitive global licensing agreement for a simple, non-invasive, blood test to aid physicians in the early detection of lung cancer. The agreement provides OncoCyte the exclusive rights to commercialize this lung cancer diagnostic test.

•	On December 31, 2015, BioTime, Inc. (NYSE MKT: BTX), distributed approximately 4.75 million shares of OncoCyte common stock to BioTime shareholders in the ratio of one share of OncoCyte common stock for every 20 BioTime common shares owned. There are now approximately 25.4 million shares of OncoCyte outstanding.

•	OncoCyte’s common stock began trading on the NYSE MKT under the symbol “OCX.” The Company’s management rang the Opening Bell at the New York Stock Exchange on Wednesday, January 6, 2016 in celebration of it becoming a publicly traded company.

Full Year 2015 Financial Results

The net loss for the year ended December 31, 2015 was $8.7 million, or $0.42 per share, compared to $5.0 million, or $0.27 per share, in 2014.

Research and development expenses for the year ended December 31, 2015 increased to $4.5 million from $4.0 million for the same period in 2014. Overall the increase in research and development expenses was due to increased staffing and costs of clinical trials as part of the development of OncoCyte’s cancer diagnostic tests.

General and administrative expenses for the year ended December 31, 2015 increased to $4.2 million from $1.0 million for the same period in 2014. These increases are primarily as a result of increased staffing, including both management and consulting personnel, and costs related to OncoCyte’s common stock becoming publicly traded in December 2015.

At December 31, 2015, OncoCyte had $8.0 million of cash and cash equivalents and available-for-sale securities valued at $2.5 million.  The Company had 25.4 million shares outstanding on December 31, 2015.

About OncoCyte Corporation

OncoCyte is primarily focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through earlier diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients.

While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be based on liquid biopsies using blood or urine samples. OncoCyte’s pipeline products are intended to be confirmatory diagnostics for detecting lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein markers that differentially express in specific types of cancer.

Forward Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital,  maintenance of intellectual property rights, and obtaining third party reimbursement for patients ’use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the cautionary statements found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements.

Investor Contact:

EVC Group, Inc.
Michael Polyviou/Chris Dailey
646-445-4800
mpolyviou@evcgroup.com /cdailey@evcgroup.com

ONCOCYTE CORPORATION
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
OPERATING EXPENSES	2015	2014	2015	2014
Research and development	$1,429	$1,124	$4,527	$3,962
General and administrative	2,110	372	4,191	1,011
Total operating expenses	3,539	1,496	8,718	4,973

Loss from operations	(3,539)	(1,496)	(8,718)	(4,973)

OTHER EXPENSES, NET
Interest expense, net	(3)	(1)	(19)	(2)
Other expenses, net	3	(10)	2	(11)
Total other expenses, net	-	(11)	(17)	(13)

NET LOSS	$(3,539)	$(1,507)	$(8,735)	$(4,986)

Basic and diluted net loss per share	$(0.14)	$(0.08)	$(0.42)	$(0.27)

Weighted average shares outstanding: basic and diluted	24,586	18,200	21,009	18,200

ONCOCYTE CORPORATION
BALANCE SHEETS
(In thousands)

ASSETS	December 31, 2015	December 31, 2014
CURRENT ASSETS
Cash and cash equivalents	$7,996	$257
BioTime shares held as available-for-sale securities, at fair value	2,541	3,280
Prepaid expenses and other current assets	388	114
Total current assets	10,925	3,651

NONCURRENT ASSETS
Intangible assets, net	1,230	1,472
Equipment and furniture, net	576	118
TOTAL ASSETS	$12,731	$5,241

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Amount due to parent, BioTime	$807	$5,735
Amount due to affiliates	40	154
Accounts payable	285	144
Accrued expenses and other current liabilities	1,182	282
Total current liabilities	2,314	6,315

TOTAL LIABILITIES	2,314	6,315

Commitments and contingencies

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, no par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 50,000 shares authorized; 25,391 and 18,200 shares issued and outstanding at December 31, 2015 and 2014, respectively	34,901	15,147
Accumulated other comprehensive loss on available-for-sale securities	(350)	(822)
Accumulated deficit	(24,134)	(15,399)
Total stockholders’ equity (deficit)	10,417	(1,074)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$12,731	$5,241